Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES SECOND QUARTER 2020 RESULTS

●	2Q20 EPS of $0.76 vs. $0.43 in 2Q19
●	2Q20 Net Income of $32.8 million vs. $18.4 million in 2Q19
●	2Q20 EBITDA of $86.2 million vs. $64.9 million in 2Q19
●	China service strength, including additional vessel charters, primarily drove increase in operating income
●	Allowable borrowings of $433.2 million and leverage ratio of 3.03x at quarter end calculated per debt agreements

HONOLULU, Hawaii (August 5, 2020) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $32.8 million, or $0.76 per diluted share, for the quarter ended June 30, 2020. Net income for the quarter ended June 30, 2019 was $18.4 million, or $0.43 per diluted share. Consolidated revenue for the second quarter 2020 was $524.1 million compared with $557.9 million for the second quarter 2019.

For the six months ended June 30, 2020, Matson reported net income of $36.6 million, or $0.85 per diluted share compared with $30.9 million, or $0.72 per diluted share in 2019. Consolidated revenue for the six month period ended June 30, 2020 was $1,038.0 million, compared with $1,090.3 million in 2019.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “Matson’s businesses performed well in the second quarter despite challenges from the COVID-19 pandemic and related economic effects. The operational and financial actions we have taken in the last few months have helped Matson through this difficult period and have led to opportunities. One such opportunity, the introduction of the additional CLX vessel charter sailings, principally drove the increase in consolidated operating income year-over-year. We will continue to offer this supplemental ‘CLX+’ service through the peak season and potentially longer as our customers’ needs dictate.”

Mr. Cox added, “Overall, our performance in the second quarter was led primarily by the strength in our China service, including chartered voyages in addition to our normal weekly vessels that sailed at capacity. Compared with our expectations in early May at the time of our last earnings call, we also had better-than-expected volume in our Hawaii tradelane as we carried a portion of Pasha’s volume due in part to the dry-docking of one of its vessels, and we had better-than-expected volume in our Alaska tradelane as the local economy gradually reopened, leading to improved freight demand. We also made good progress on our previously-announced operational and cost management initiatives and now expect to exceed the high end of the $40 to $50 million range in operating results improvement announced on the May 5th earnings call. For the third quarter of 2020, we expect consolidated operating income, net income, diluted earnings per share and EBITDA to exceed the results achieved in the third quarter last year.”

Second Quarter 2020 Discussion and Update on Business Conditions

Ocean Transportation: The Company’s container volume in the Hawaii service in the second quarter 2020 was 4.0 percent lower year-over-year primarily due to lower volume as a result of the state’s COVID-19 mitigation efforts including restrictions on tourism, partially offset by volume associated with the dry-docking of one of Pasha’s vessels.

The westbound container market in the second quarter 2020 declined approximately 15 percent year-over-year. Since March of this year, the State of Hawaii implemented several orders to address the spread of COVID-19 on the islands. As a result, tourism to Hawaii has been near-zero and is expected to have a meaningfully negative impact on Hawaii’s economy in the near-term.

In China, the Company’s container volume in the second quarter 2020 was 68.1 percent higher year-over-year primarily due to volume from a supplemental “CLX+” service with vessel charter sailings added during the quarter in addition to higher volume on the CLX service. Matson continued to realize a rate premium in the second quarter 2020 and achieved average freight rates that were higher than in the year ago period. The Company expects the disruption and loss of capacity in the transpacific air cargo and ocean freight markets to provide opportunities for its differentiated, expedited CLX service as well as its supplemental CLX+ chartered vessel service. Matson will continue to offer the CLX+ service through the peak season (end of October) and potentially longer as customers’ needs dictate.

In Guam, the Company’s container volume in the second quarter 2020 was 12.5 percent lower due to lower demand for retail-related goods as COVID-19 mitigation measures remained in effect. In the near-term, we expect the retail environment to modestly improve with businesses reopening, but the loss of tourism is expected to have a negative impact on the Guam economy.

In Alaska, the Company’s container volume for the second quarter 2020 decreased 9.0 percent year-over-year with lower northbound volume primarily due to lower demand for retail-related goods, as an effect of the state’s COVID-19 mitigation efforts, and one less sailing compared to the prior year period, and moderately lower southbound volume. Despite improved economic activity in the state during the latter half of the second quarter resulting from the gradual reopening of the local economy, the residual negative economic effects from the COVID-19 pandemic coupled with a low oil price environment is expected to have a meaningfully negative impact on Alaska’s economy in the near-term.

The contribution in the second quarter 2020 from the Company’s SSAT joint venture investment was $3.7 million, or $2.8 million higher than the second quarter 2019. The increase was primarily due to the absence of the additional expense related to the early adoption of the lease accounting standard in the second quarter of 2019, partially offset by lower lift volume.

Logistics: In the second quarter 2020, operating income for the Company’s Logistics segment was $8.9 million, or $2.4 million lower compared to the operating income achieved in the second quarter 2019. The decrease was due primarily to lower contributions from transportation brokerage and freight forwarding, both of which saw lower retail-related volumes as a result of COVID-19 mitigation efforts and related economic effects. In the near-term, we expect transportation brokerage and freight forwarding to continue to be negatively impacted by lower retail-related volumes as a result of the COVID-19 pandemic.

For the third quarter of 2020, the Company expects consolidated operating income, net income, diluted earnings per share and EBITDA to exceed the results achieved in the third quarter of 2019.

Results By Segment

Ocean Transportation — Three months ended June 30, 2020 compared with 2019

	Three Months Ended June 30,
(Dollars in millions)	2020	2019	Change
Ocean Transportation revenue	$410.8	$415.4	$(4.6)	(1.1)%
Operating costs and expenses	(368.5)	(395.7)	27.2	(6.9)%
Operating income	$42.3	$19.7	$22.6	114.7%
Operating income margin	10.3%	4.7%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	36,200	37,700	(1,500)	(4.0)%
Hawaii automobiles	8,200	16,700	(8,500)	(50.9)%
Alaska containers	17,100	18,800	(1,700)	(9.0)%
China containers	27,400	16,300	11,100	68.1%
Guam containers	4,200	4,800	(600)	(12.5)%
Other containers (2)	3,900	4,800	(900)	(18.8)%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue decreased $4.6 million during the three months ended June 30, 2020, compared with the three months ended June 30, 2019. The decrease was primarily due to lower service revenue in Hawaii, Alaska and Guam and lower fuel-related surcharge revenue, partially offset by higher freight revenue in China including revenue associated with the CLX+ vessel charters.

On a year-over-year FEU basis, Hawaii container volume decreased 4.0 percent primarily due to lower volume as a result of the state’s COVID-19 mitigation efforts including restrictions on tourism, partially offset by volume associated with the dry-docking of one of Pasha’s vessels; Alaska volume decreased 9.0 percent with lower northbound volume, primarily due to lower demand for retail-related goods as an effect of the state’s COVID-19 mitigation efforts, and one less sailing compared to the prior year period, and moderately lower southbound volume; China volume was 68.1 percent higher primarily due to volume from the CLX+ vessel charters in addition to the regular CLX service; Guam volume was 12.5 percent lower due to lower demand for retail-related goods as COVID-19 mitigation measures remained in effect; and Other containers volume decreased 18.8 percent.

Ocean Transportation operating income increased $22.6 million, or 114.7 percent, during the three months ended June 30, 2020, compared with the three months ended June 30, 2019. The increase was primarily due to a higher contribution from the China service, including the contribution from the CLX+ vessel charters, lower vessel operating costs, including the impact of one less vessel operating in the Hawaii service, and the timing of fuel-related surcharge collections, partially offset by a lower contribution from the Hawaii service.

The Company’s SSAT terminal joint venture investment contributed $3.7 million during the three months ended June 30, 2020, compared to a contribution of $0.9 million during the three months ended June 30, 2019. The increase was primarily due to the absence of the additional expense related to the early adoption of the lease accounting standard in the second quarter of 2019, partially offset by lower lift volume.

Ocean Transportation — Six months ended June 30, 2020 compared with 2019

	Six Months Ended June 30,
(Dollars in millions)	2020	2019	Change
Ocean Transportation revenue	$811.7	$813.3	$(1.6)	(0.2)%
Operating costs and expenses	(761.5)	(784.2)	22.7	(2.9)%
Operating income	$50.2	$29.1	$21.1	72.5%
Operating income margin	6.2%	3.6%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	71,700	72,600	(900)	(1.2)%
Hawaii automobiles	21,500	33,700	(12,200)	(36.2)%
Alaska containers	35,300	35,200	100	0.3%
China containers	40,300	30,100	10,200	33.9%
Guam containers	9,100	9,900	(800)	(8.1)%
Other containers (2)	8,000	8,300	(300)	(3.6)%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue decreased $1.6 million, or 0.2 percent, during the six months ended June 30, 2020, compared with the six months ended June 30, 2019. The decrease was primarily due to lower service revenue in Hawaii, lower fuel-related surcharge revenue, and lower freight revenue in Guam, partially offset by higher freight revenue in China including revenue associated with the CLX+ vessel charters.

On a year-over-year FEU basis, Hawaii container volume decreased 1.2 percent primarily due to lower volume as a result of the state’s COVID-19 mitigation efforts including restrictions on tourism, partially offset by volume associated with the dry-docking of one of Pasha’s vessels; Alaska volume increased by 0.3 percent primarily due to volume associated with the dry-docking of a competitor’s vessel in the first quarter of 2020, partially offset by lower volume resulting from the COVID-19 pandemic and its related effects and one less northbound sailing compared to the prior year period; China volume was 33.9 percent higher primarily due to volume from the CLX+ vessel charters; Guam volume was 8.1 percent lower primarily due to lower demand for retail-related goods resulting from the COVID-19 pandemic and its related effects; and Other container volume decreased 3.6 percent.

Ocean Transportation operating income increased $21.1 million, or 72.5 percent, during the six months ended June 30, 2020, compared with the six months ended June 30, 2019. The increase was primarily due to a higher contribution from the China service, including the contribution from the CLX+ vessel charters, and lower vessel operating costs, including the impact of one less vessel operating in the Hawaii service, partially offset by a lower contribution from the Hawaii service.

The Company’s SSAT terminal joint venture investment contributed $7.7 million during the six months ended June 30, 2020, compared to a contribution of $9.4 million during the six months ended June 30, 2019. The decrease was largely attributable to lower lift volume.

Logistics — Three months ended June 30, 2020 compared with 2019

	Three Months Ended June 30,
(Dollars in millions)	2020	2019	Change
Logistics revenue	$113.3	$142.5	$(29.2)	(20.5)%
Operating costs and expenses	(104.4)	(131.2)	26.8	(20.4)%
Operating income	$8.9	$11.3	$(2.4)	(21.2)%
Operating income margin	7.9%	7.9%

Logistics revenue decreased $29.2 million, or 20.5 percent, during the three months ended June 30, 2020, compared with the three months ended June 30, 2019. The decrease was primarily due to lower revenue in transportation brokerage and, to a lesser extent, freight forwarding, both of which saw lower retail-related volumes as a result of COVID-19 mitigation efforts and related economic effects.

Logistics operating income decreased $2.4 million, or 21.2 percent, for the three months ended June 30, 2020, compared with the three months ended June 30, 2019. The decrease was due primarily to lower contributions from transportation brokerage and freight forwarding, both of which saw lower retail-related volumes as a result of COVID-19 mitigation efforts and related economic effects.

Logistics — Six months ended June 30, 2020 compared with 2019

	Six Months Ended June 30,
(Dollars in millions)	2020	2019	Change
Logistics revenue	$226.3	$277.0	$(50.7)	(18.3)%
Operating costs and expenses	(212.3)	(257.6)	45.3	(17.6)%
Operating income	$14.0	$19.4	$(5.4)	(27.8)%
Operating income margin	6.2%	7.0%

Logistics revenue decreased $50.7 million, or 18.3 percent, during the six months ended June 30, 2020, compared with the six months ended June 30, 2019. The decrease was primarily due to lower revenue in transportation brokerage, and to a lesser extent, freight forwarding as a result of the COVID-19 pandemic.

Logistics operating income decreased $5.4 million, or 27.8 percent, for the six months ended June 30, 2020, compared with the six months ended June 30, 2019. The decrease was due primarily to lower contributions from transportation brokerage and freight forwarding as a result of the COVID-19 pandemic.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $1.7 million from $21.2 million at December 31, 2019 to $19.5 million at June 30, 2020. Matson generated net cash from operating activities of $140.6 million during the six months ended June 30, 2020, compared to $108.2 million during the six months ended June 30, 2019. Capital expenditures, including capitalized vessel construction expenditures, totaled $50.5 million for the six months ended June 30, 2020, compared with $69.0 million for the six months ended June 30, 2019. Total debt decreased by $68.4 million during the six months to $890.0 million as of June 30, 2020, of which $839.5 million was classified as long-term debt.

Matson’s Net Income and EBITDA were $88.4 million and $282.8 million, respectively, for the twelve months ended June 30, 2020. The ratio of Matson’s Net Debt to last twelve months EBITDA was 3.1 as of June 30, 2020.

As of June 30, 2020 Matson had available borrowings under its revolving credit facility of $433.2 million and a leverage ratio of 3.03x. The available borrowings at quarter end was based on the amount of allowable additional debt determined by the leverage ratio which is calculated based upon the definitions of Total Debt and EBITDA under the amended debt agreements. As of June 30, 2020, the maximum allowable leverage ratio under the amended debt agreements was 4.50x.

On April 27, 2020, Matson issued a debt instrument under the U.S. Government’s Title XI program for gross proceeds of approximately $186 million. The net proceeds from the transaction of approximately $177 million were used to reduce outstanding debt. The Title XI debt matures in October 2043, bears cash interest at a rate of 1.22 percent, payable semi-annually, and is amortized by semi-annual payments of approximately $4 million plus interest. The effective interest rate on the Title XI Debt for accounting purposes is approximately 1.60 percent.

On June 22, 2020, Matson issued a debt instrument under the U.S. Government’s Title XI program for gross proceeds of approximately $140 million. The net proceeds from the transaction of approximately $133 million were used to reduce outstanding debt. The Title XI debt matures in March 2044, bears cash interest at a rate of 1.35 percent, payable semi-annually, and is amortized by semi-annual payments of approximately $3 million plus interest. The effective interest rate on the Title XI Debt for accounting purposes is approximately 1.73 percent.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.23 per share payable on September 3, 2020 to all shareholders of record as of the close of business on August 6, 2020.

Teleconference and Webcast

A conference call is scheduled for 4:30 p.m. EDT when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s second quarter results.

Date of Conference Call:	Wednesday August 5, 2020
Scheduled Time:	4:30 p.m. EDT / 1:30 p.m. PDT / 10:30 a.m. HST
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors. A replay of the conference call will be available approximately two hours after the call through August 12, 2020 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 4396458. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates a premium, expedited service from China to Long Beach, California and also provides services to Okinawa, Japan and various islands in the South Pacific. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt-to-EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, net income, operating income, EBITDA, profitability, the additional CLX vessel charter sailings, operational changes and cost management initiatives, liquidity, tourism, impacts of the COVID-19 pandemic, cash flow expectations and uses of cash and cash flows, operating cost savings, fleet renewal progress, vessel deployments and operating efficiencies, vessel transit times, fuel strategy and scrubber program, organic growth opportunities, economic effects of competitors’ services, demand and volume levels in the China service and in the Hawaii, Alaska and Guam tradelanes, economic growth and drivers in Hawaii, Alaska and Guam, Sand Island terminal upgrades, lift volumes and operating costs at SSAT, transpacific air cargo capacity, transpacific ocean cargo capacity, debt leverage levels, capital expenditures and potential savings, and the likelihood and severity of recession or an extended downturn. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of low-sulfur fuel; delays or cost overruns related to the installation of scrubbers; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the magnitude and timing of the impact of public health crises, including COVID-19; the ability of the NASSCO shipyard to construct and deliver Matsonia on the contemplated timeframe; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2020	2019	2020	2019
Operating Revenue:
Ocean Transportation	$410.8	$415.4	$811.7	$813.3
Logistics	113.3	142.5	226.3	277.0
Total Operating Revenue	524.1	557.9	1,038.0	1,090.3

Costs and Expenses:
Operating costs	(426.3)	(472.8)	(874.6)	(939.9)
Income from SSAT	3.7	0.9	7.7	9.4
Selling, general and administrative	(50.3)	(55.0)	(106.9)	(111.3)
Total Costs and Expenses	(472.9)	(526.9)	(973.8)	(1,041.8)

Operating Income	51.2	31.0	64.2	48.5
Interest expense	(8.2)	(6.1)	(16.8)	(10.7)
Other income (expense), net	1.5	0.8	2.1	1.4
Income before Income Taxes	44.5	25.7	49.5	39.2
Income taxes	(11.7)	(7.3)	(12.9)	(8.3)
Net Income	$32.8	$18.4	$36.6	$30.9

Basic Earnings Per Share	$0.76	$0.43	$0.85	$0.72
Diluted Earnings Per Share	$0.76	$0.43	$0.85	$0.72

Weighted Average Number of Shares Outstanding:
Basic	43.1	42.8	43.0	42.8
Diluted	43.3	43.2	43.3	43.2

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(In millions)	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$19.5	$21.2
Other current assets	254.1	268.4
Total current assets	273.6	289.6
Long-term Assets:
Investment in SSAT	77.5	76.2
Property and equipment, net	1,578.4	1,598.1
Goodwill	327.8	327.8
Intangible assets, net	197.5	202.9
Other long-term assets	322.8	350.8
Total long-term assets	2,504.0	2,555.8
Total assets	$2,777.6	$2,845.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$50.5	$48.4
Other current liabilities	399.1	388.3
Total current liabilities	449.6	436.7
Long-term Liabilities:
Long-term debt, net of deferred loan fees	823.5	910.0
Deferred income taxes	348.8	337.6
Other long-term liabilities	340.2	355.4
Total long-term liabilities	1,512.5	1,603.0

Total shareholders’ equity	815.5	805.7
Total liabilities and shareholders’ equity	$2,777.6	$2,845.4

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(In millions)	2020	2019
Cash Flows From Operating Activities:
Net income	$36.6	$30.9
Reconciling adjustments:
Depreciation and amortization	55.6	47.5
Amortization of operating lease right of use assets	35.6	33.5
Deferred income taxes	11.4	9.9
Share-based compensation expense	6.1	6.2
Income from SSAT	(7.7)	(9.4)
Distribution from SSAT	7.8	9.5
Other	0.5	(1.6)
Changes in assets and liabilities:
Accounts receivable, net	(9.3)	10.8
Deferred dry-docking payments	(7.6)	(6.9)
Deferred dry-docking amortization	11.8	17.2
Prepaid expenses and other assets	25.2	25.5
Accounts payable, accruals and other liabilities	14.0	(29.6)
Operating lease liabilities	(36.0)	(33.3)
Other long-term liabilities	(3.4)	(2.0)
Net cash provided by operating activities	140.6	108.2

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(16.5)	(30.6)
Other capital expenditures	(34.0)	(38.4)
Proceeds from disposal of property and equipment	15.4	2.2
Cash deposits into Capital Construction Fund	(97.1)	(26.4)
Withdrawals from Capital Construction Fund	97.1	26.4
Net cash used in investing activities	(35.1)	(66.8)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	325.5	—
Repayments of debt	(192.8)	(11.8)
Proceeds from revolving credit facility	411.5	212.8
Repayments of revolving credit facility	(612.6)	(212.8)
Payment of financing costs	(18.5)	—
Proceeds from issuance of capital stock	0.1	—
Dividends paid	(19.1)	(18.2)
Tax withholding related to net share settlements of restricted stock units	(5.5)	(3.2)
Net cash used in financing activities	(111.4)	(33.2)

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(5.9)	8.2
Cash, Cash Equivalents and Restricted Cash, Beginning of the Period	28.4	24.5
Cash, Cash Equivalents and Restricted Cash, End of the Period	$22.5	$32.7

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$19.5	$24.0
Restricted Cash	3.0	8.7
Total Cash, Cash Equivalents and Restricted Cash, End of the Period	$22.5	$32.7

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$17.9	$7.8
Income tax (refunds) and payments, net	$(21.0)	$(26.2)

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$4.6	$3.7
Accrued dividends	$10.0	$9.4

MATSON, INC. AND SUBSIDIARIES

Total Debt to Net Debt and Net Income to EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

June 30,
(In millions)	2020
Total Debt (1):	$890.0
Less: Cash and cash equivalents	(19.5)
Net Debt	$870.5

EBITDA RECONCILIATION

	Three Months Ended
	June 30,			Last Twelve
(In millions)	2020	2019	Change	Months
Net Income	$32.8	$18.4	$14.4	$88.4
Add: Income taxes	11.7	7.3	4.4	29.7
Add: Interest expense	8.2	6.1	2.1	28.6
Add: Depreciation and amortization	27.8	24.0	3.8	107.2
Add: Dry-dock amortization	5.7	9.1	(3.4)	28.9
EBITDA (2)	$86.2	$64.9	$21.3	$282.8

	Six Months Ended
	June 30,
(In millions)	2020	2019	Change
Net Income	$36.6	$30.9	$5.7
Add: Income taxes	12.9	8.3	4.6
Add: Interest expense	16.8	10.7	6.1
Add: Depreciation and amortization	54.6	47.1	7.5
Add: Dry-dock amortization	11.8	17.2	(5.4)
EBITDA (2)	$132.7	$114.2	$18.5

(1)	Total Debt is presented before any reduction for deferred loan fees as required by GAAP.
(2)	EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.